Exhibit 99.1

Quantum Technologies Reports 2012 Second Quarter Financial Results

IRVINE, Calif., August 9, 2012 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a global leader in alternative fuel systems and clean propulsion technologies for automotive applications, including natural gas, hybrid/electric and hydrogen systems, today reported its results for the second quarter of 2012. Conference call information is provided below.

2012 Second Quarter and Six Months Operating Results

For the second quarter of 2012, consolidated revenues decreased $1.7 million, or 23%, from $7.3 million in the second quarter of 2011, to $5.6 million in the second quarter of 2012. For the first six months of 2012, consolidated revenues decreased $2.4 million, or 17%, from $14.0 million in 2011, to $11.6 million in 2012. The decrease in revenue is primarily due to lower contract revenues recognized in 2012, partially offset by increased shipments of compressed natural gas (CNG) fuel storage systems.

Our consolidated operating loss for the second quarter increased $2.0 million, or 47%, from $4.3 million in the second quarter of 2011, to $6.3 million in the second quarter of 2012, and our consolidated operating loss for the first six months of 2012 increased $2.0 million, or 23%, from $8.7 million in 2011, to $10.7 million in 2012.

Electric Drive & Fuel Systems Segment

Product revenue for our Electric Drive & Fuel Systems segment for the second quarter of 2012 increased $1.2 million, or 40%, from $3.0 million in the second quarter of 2011, to $4.2 million in the second quarter of 2012, and for the first six months of 2012 increased $3.2 million, or 71%, from $4.5 million in 2011 to $7.7 million in 2012. The higher product revenues are primarily due to increased shipments of our light-weight CNG fuel storage systems, which were partially offset by a decline in component shipments to Fisker Automotive related to our Q-Drive® hybrid drive system. Product revenues from CNG storage systems increased $3.1 million, or 178%, during the first six months of 2012 as compared to the prior year six month period.

Contract revenue for the Electric Drive & Fuel Systems segment for the second quarter of 2012 decreased $3.0 million, or 71%, from $4.2 million in the second quarter of 2011, to $1.2 million in the second quarter of 2012, and for the first six months of 2012 decreased $5.8 million, or 62%, from $9.4 million in 2011, to $3.6 million in 2012. Contract revenue is derived primarily from system development, application engineering and qualification testing of our products and systems under funded contracts with automotive OEMs and other customers. The higher amount of contract revenue recognized in the 2011 periods was mainly due to the level of pre-production engineering services that we provided to Fisker Automotive during the first six months of 2011 prior to its production launch of the Fisker Karma vehicle, which occurred during the second half of the 2011 calendar year.

Overall revenue for this segment for the second quarter of 2012 decreased $1.8 million, or 25%, from $7.2 million in the second quarter of 2011, to $5.4 million in the second quarter of 2012, and for the first six months in 2012 decreased $2.5 million, or 18%, from $13.8 million in 2011, to $11.3 million in 2012.

This segment had operating losses of $2.2 million and $3.8 million in the second quarter and first six months of 2012, respectively, compared to operating incomes of $0.4 million and $0.1 million in the second quarter and first six months of 2011, respectively.

The decline in operating income for the segment was partially due to an increase in expenses associated with our internally funded engineering programs. The expense for these programs increased $1.1 million in the second quarter of 2012, or 92%, from $1.2 million in the second quarter of 2011, to $2.3 in the second quarter of 2012, and increased $2.0 million in the first six months of 2012, or 80%, from $2.5 million in 2011, to $4.5 million in 2012. Our internally funded research effort includes hybrid control strategies and proprietary software designed to precisely control hybrid propulsion and vehicle performance along with hydrogen storage, injection and regulation programs. The increase during the 2012 periods is primarily due to increased engineering activities related to our F-150 PHEV program under which we are integrating our hybrid propulsion system into a Ford F-150 truck platform.

Renewable Energy Segment

Revenues for our Renewable Energy segment primarily reflect energy sales related to Schneider Power’s two operational wind farms located in Ontario, Canada; the 1.6 megawatt Providence Bay Wind Farm and the newly completed 10.0 megawatt Zephyr Wind Farm. The Zephyr Wind Farm was acquired by Schneider Power on April 20, 2011 and began the initial ramp up of its energy generation capabilities on or about the acquisition date. Revenues from this segment in 2011 also include construction management services on other projects.

Revenues for this segment increased by $0.1 million in the second quarter of 2012, from $0.1 million in the 2011 period, to $0.2 million in the 2012 period, and increased $0.1 million in the first six months of 2012, from $0.2 million in the 2011 period, to $0.3 million in the 2012 period.

Operating losses for this segment were $0.4 million and $0.7 million in the second quarter and first six months of 2012, respectively, compared to operating losses of $0.7 million and $2.3 million in the second quarter and first six months of 2011, respectively. The operating loss for the prior year’s first six months included a $1.0 million impairment charge due to the abandonment of the Spring Bay Wind Farm construction project in January 2011.

Corporate Segment

Our Corporate segment represents the general and administrative expenses that indirectly support our Electric Drive & Fuel Systems and Renewable Energy operating segments and consists primarily of personnel costs, share-based compensation costs, and general and administrative costs for executives, finance, legal, human resources, investor relations and the board of directors.

Corporate segment expenses decreased $0.4 million, or 10%, from $4.1 million in the second quarter of 2011, to $3.7 million in the second quarter of 2012, and decreased $0.4 million, or 6%, in the first six months of 2012, from $6.5 million in 2011, to $6.1 million in 2012.

Included in the second quarter of 2012 was a net charge of $1.0 million associated with separation agreements executed in connection with the May 10, 2012 resignations of our former President and Chief Executive Officer and our former Executive Chairman of the Board. The charge primarily represents the sum of post-employment scheduled cash payments of $1.4 million to the former executives, as partially offset by the reversal of unvested stock-based awards forfeited and cancelled benefits as a result of their resignations. As of June 30, 2012, $0.9 million of the obligations remained outstanding and are scheduled to be paid in installments through November 2012. Also included in the second quarter of 2012 is a charge of $0.5 million for the impairment of solar related assets. Included in the prior year second quarter is a charge of $1.7 million recognized as of June 30, 2011 in connection with our sublease of a facility located in Lake Forest, California.

Non-Reporting Segment Results

Interest expense, net of interest income, amounted to $0.9 million in the second quarter of 2012, as compared to $0.6 million recognized in the second quarter of 2011, and amounted to $4.2 million for the first six months in 2012, as compared to $1.4 million in the first six months of 2011. The increase in expense during the 2012 periods is primarily related to higher effective interest rates associated with issuances of subordinated debt obligations over the course of the 2011 calendar year, which by the nature of equity-linked characteristics (e.g. warrants and debt principal conversion features), accelerated maturities and/or other contractual provisions associated with the issuance of the obligations, resulted in the recognition of a significant amount of non-cash interest charges in the second quarter and first six months of 2012.

Our consolidated financial statements include fair value adjustments for the bifurcation of the derivative liabilities associated with embedded features contained within certain debt obligations and warrant contracts. Fair value adjustments of the derivative instruments, which are recorded as non-cash unrealized gains or losses, amounted to a gain of less than $0.1 million in the second quarter of 2012, compared to a gain of $0.7 million in the second quarter of 2011, and amounted to a gain of $0.1 million for the first six months of 2012, compared to a gain of $4.1 million for the first six months of 2011. The share price of our common stock is the primary underlying variable that impacts the value of the derivative instruments. The gains recognized in the 2011 and 2012 periods were primarily attributable to the decrease in our common stock share price during the respective periods.

We recognize gains or losses on modifications of debt and derivative instruments when modifications are considered to be substantial. Reflected in our consolidated financial statements is a gain of $0.3 million recognized in the second quarter of 2012 in connection with the exchange of certain unsecured convertible notes and warrants issued in October and November 2011 for new unsecured non-convertible bridge notes and warrants issued in June 2012. In January 2011, we also modified debt instruments held by our former senior lender and other investors and recognized a combined loss of $1.5 million in the first quarter of 2011 that is included in the amount reported for the first six months of 2011.

During the six month period ended June 30, 2012, we settled a total of $1.3 million of principal due under a promissory note we refer to as “the Consent Fee Term Note” by the issuance of shares of our common stock. As a result of the in-kind debt settlements, we recognized a net charge of $0.1 million, which represented the difference between the fair values of the shares issued and the debt settled. During the six month period in 2011, we recognized net loss on settlements of debt and derivative instruments of $1.5 million, which primarily represented a charge associated with the cancellation of principal due under a non-revolving line of credit with the former senior lender in exchange for the issuance of shares of our common stock and warrants in connection with a private placement offering that closed on February 18, 2011.

We recognize our share of equity in earnings or losses of our affiliates, primarily related to our equity investment in losses of Asola, our German affiliate. During the second quarter and first six months of 2012, we recognized net equity losses of $0.2 million and $0.3 million, respectively, as compared to net equity losses of $0.4 million and $0.8 million, respectively, for the second quarter and first six months of 2011.

Our consolidated net loss for the second quarter of 2012 was $7.1 million, compared to a net loss of $4.3 million in the second quarter of 2011, and our consolidated net loss for the first six months of 2012 was $14.9 million, compared to a net loss of $9.6 million for the first six months of 2011.

Brian Olson, Chief Executive Officer, stated, “We are pleased with the substantial growth in CNG storage system revenues during the quarter and the first half of calendar 2012. We are experiencing strong demand for our advanced storage technologies and believe CNG systems will be the main growth driver in our business over the foreseeable future.” Olson continued, “We have tripled our tank production capacity over the past several months and have plans to continue the expansion in order to meet the growing demand within the alternative fuel system industry.” Olson further stated, “On the cost side, we have made significant reductions in our cost structure and expect the cost savings to begin materializing during the second half of this calendar year with the full effect being realized in 2013.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Consolidated Financial Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011 (1)	2012	2011 (1)	2012
	(Unaudited)		(Unaudited)
Statements of Operations:
Revenue:
Net product sales	$3,033,972	$4,354,782	$4,616,955	$7,989,075
Contract revenue	4,239,047	1,253,118	9,407,436	3,612,681

Total revenue	7,273,019	5,607,900	14,024,391	11,601,756

Costs and expenses:
Cost of product sales	1,972,261	3,501,469	3,118,476	6,037,288
Research and development	3,841,564	3,482,426	8,907,041	7,468,964
Selling, general and administrative	5,619,422	4,401,243	9,443,672	8,167,223
Amortization and impairment of long-lived assets	121,413	542,194	1,218,237	579,240

Total costs and expenses	11,554,660	11,927,332	22,687,426	22,252,715

Operating loss	(4,281,641)	(6,319,432)	(8,663,035)	(10,650,959)

Interest expense, net	(590,097)	(871,890)	(1,449,806)	(4,244,213)
Fair value adjustments of derivative instruments, net	708,000	20,000	4,089,000	126,000
Gain (loss) on modification of debt and derivative instruments, net	—	348,328	(1,513,359)	348,328
Gain (loss) on settlement of debt and derivative instruments, net	36,181	—	(1,535,351)	(95,450)
Other	—	26,467	—	26,467
Equity in losses of affiliates, net	(386,892)	(228,296)	(786,426)	(349,886)

Loss from operations before income taxes	(4,514,449)	(7,024,823)	(9,858,977)	(14,839,713)

Income tax benefit (expense)	212,311	(41,418)	297,426	(41,418)

Net loss attributable to stockholders	$(4,302,138)	$(7,066,241)	$(9,561,551)	$(14,881,131)

Net loss per share - basic and diluted	$(0.37)	$(0.15)	$(0.87)	$(0.39)

Weighted average shares outstanding - basic and diluted	11,563,797	47,311,392	10,933,738	38,407,374

Cash Flow Information:

Depreciation, amortization and impairment of long-lived assets	438,584	945,180	1,842,054	1,264,998
Net cash used in operating activities	(5,199,248)	(5,167,454)	(8,931,962)	(7,476,254)
Net cash provided by (used in) investing activities	(373,531)	(3,880,461)	490,726	(4,098,934)
Net cash provided by financing activities	6,524,397	3,910,996	11,285,812	13,352,747

(1)	The 2011 three and six month periods are shown for comparative purposes and have been prepared on a pro forma and unaudited basis and include certain estimates.

	December 31,	June 30,
	2011	2012
	(Audited)	(Unaudited)
Balance Sheet Information:
Cash and cash equivalents	$3,798,181	$5,566,119
Working capital (deficit)	(3,714,297)	1,090,386
Total assets	46,436,749	73,422,221
Total stockholders’ equity	25,573,412	27,958,822

Derivative instruments:
Current	$953,000	$852,000
Non-current	543,000	518,000

Total	$1,496,000	$1,370,000

Debt obligations, current & non-current:
Principal & accrued interest	$12,761,131	$33,264,081
Debt discounts	(4,033,591)	(1,676,869)

Total	$8,727,540	$31,587,212

Shares issued and outstanding:
Preferred stock; $0.001 par value	—	—
Series B common stock; $0.02 par value	49,998	49,998
Common stock; $0.02 par value	26,617,369	47,771,119

Total	26,667,367	47,821,117

Financial Results Call Scheduled:

Thursday, August 9, 2012 7:00 a.m. Pacific time (10:00 a.m. Eastern time)

Conference Call Number: (800) 399-7914 or (706) 679-1155; Conference ID #11895608

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until August 16, 2012 at 11:59 p.m. Pacific time. The number for this service is (855) 859-2056 or (404) 537-3406.

The call will also be available on the Company’s Investor Relations web page approximately two hours after the call:

http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Bonnie Poyer at (949) 399-4536.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the development and production of advanced vehicle propulsion systems, fuel storage technologies, and alternative fuel vehicles. Quantum’s portfolio of technologies includes electronic and software controls, hybrid electric drive systems, natural gas and hydrogen storage and metering systems and other alternative fuel technologies and solutions that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, natural gas, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, fleets, aerospace industry, military and other governmental agencies, and other strategic alliance partners. Quantum’s wholly owned subsidiary, Schneider Power Inc., and affiliate, Asola Solarpower GmbH, complement Quantum’s alternative and renewable energy presence through the development and ownership of wind and solar farms, and the manufacture of high efficiency solar modules for traditional and automotive applications. Quantum is headquartered in Irvine, California, and has operations and affiliations in the USA, Canada, Germany and India.

Forward Looking Statements:

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report, other than those that are historical, are forward-looking statements and can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. Examples of forward-looking statements contained in this release include our plans to continue expansion of our CNG production capacity and our expectation of when we will realize the benefits of our cost reduction initiatives. Risk factors include Quantum’s ability to secure materials and manufacture tanks to meet the customer demand, the customer’s ability to market the natural gas vehicles, continued domestic availability of low cost shale gas, the decisions by fleet managers to purchase natural gas trucks, and whether or when we will realize the benefits of our cost reduction initiatives. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

More information can be found about the products and services of Quantum at http://www.qtww.com/ or you may contact:

Brion D. Tanous,

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

310-541-6824

©2012 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600